EXHIBIT 10.33

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 28, 2005, by and between PC MALL, INC., a Delaware corporation, (the “Company”), and Frank F. Khulusi, an individual (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Employment Agreement, effective January 1, 1995, setting forth the terms and conditions of Executive’s employment with the Company (the “Employment Agreement”);

WHEREAS, the parties entered into that certain Amendment to Employment Agreement, dated December 28, 2005 (the “First Amendment”) to amend the Employment Agreement solely to revise the Employment Agreement to make change of control payments automatically due upon the occurrence of a change of control rather than at the election of Executive in order to avoid an unintended excise tax upon the payment of any such change of control amounts, which excise tax would have otherwise resulted without such amendment as a result of the adoption of new Internal Revenue Code Section 409A;

WHEREAS, the First Amendment contained a clerical error by failing to provide that upon consummation of a “Change of Control” Mr. Khulsi’s employment would terminate;

WHEREAS, the parties wish to enter into this Amendment to replace the First Amendment to clarify that upon consummation of a “Change of Control” Mr. Khulusi’s employment shall immediately terminate and to reflect the changes to the Employment Agreement intended by the First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:

1. The first sentence of Section 5 of the Employment Agreement, without giving effect to the First Amendment, is hereby deleted in its entirety.

2. The following language from the second sentence of Section 5 of the Employment Agreement is hereby deleted, without giving effect to the First Amendment:

“In the event that Executive terminates his employment pursuant to this Section 5 without Good Reason after a Change of Control, he shall be entitled to receive a lump sum payment upon such termination…”

3. The following language shall replace the deleted language described in item 2 above, without giving effect to the First Amendment:

“In the event of a “Change of Control,” upon consummation of such “Change of Control” this Employment Agreement and Executive’s employment with the Company shall immediately terminate and Executive shall receive a lump sum payment …

4. Except to the extent specifically modified herein, the Employment Agreement remains in full force and effect. This Amendment shall replace the First Amendment in its entirety and the First Amendment shall be of no further force or effect.

5. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood the parties need not sign the same counterpart.

6. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date and year first above written.

PC MALL, INC.

By:	/s/ Theodore R. Sanders
Name:	Theodore R. Sanders
Title:	Chief Financial Officer

EXECUTIVE

/s/ Frank F. Khulusi
Name:	Frank F. Khulusi

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